Exhibit 10.1

DEL MONTE FOODS COMPANY

PERFORMANCE SHARES

AGREEMENT

This Performance Shares Agreement (the “Agreement”) contains the terms and conditions under which the Compensation Committee of the Board (the “Committee”), on behalf of Del Monte Foods Company (the “Company”), has granted to you, [EMPLOYEE NAME] (the “Participant”), as of [Month 00, 0000] (the “Grant Date”), and pursuant to the Del Monte Foods Company 2002 Stock Incentive Plan (the “Plan”), units representing the Common Stock of the Company known as “Performance Shares,” in order to encourage you to continue to contribute to the Company’s growth and success.

1. Grant of Performance Shares. The Performance Shares award consists of a maximum award of 000,000 units (150% of your target award) representing shares of the Common Stock of the Company, which the Company has granted to the Participant as of the date hereof as a separate incentive in connection with his or her service to the Company and not in lieu of any salary or other compensation for his or her services. The Performance Shares also shall include any new, additional, or different securities or units representing such securities the Participant may become entitled to receive with respect to such Performance Shares by virtue of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock, or the payment of a stock dividend (but only on shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, or any change in the capitalization of the Company pursuant to Section 10(b) of the Plan, or by virtue of any Change of Control or other transaction pursuant to Section 10(c) of the Plan. The Performance Shares shall be subject to the Restrictions pursuant to Section 3 of this Agreement.

2. Participant’s Account; Certain Rights in Respect of Performance Shares.

(a) The Performance Shares granted to the Participant shall be entered into an account in the Participant’s name. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the number of shares of Common Stock to be paid to or in respect of the Participant pursuant to this Agreement.

(b) During the period before the release of the Restrictions on the Performance Shares as provided in Section 4, the Participant shall have no voting rights in respect of the Performance Shares.

(c) As set forth in Section 5 below, stock equivalent units held in the Participant’s account pursuant to Section 5 shall accrue dividend equivalents that will be credited in the form of additional stock equivalent units, based on the Fair Market Value of Common Stock on the date the dividend is issued.

3. Restrictions. Prior to their release from the Restrictions as set forth in Section 4 below, all Performance Shares held for or in respect of the Participant, and the shares of Common Stock that such Performance Shares represent, may not be assigned, transferred, or otherwise encumbered or disposed of by the Participant.

4. Release of Performance Shares from Restrictions.

(a) Subject to the provisions of this Section 4, the Restrictions shall cease to apply to the Performance Shares granted under this Agreement or the Performance Shares shall be forfeited upon the first day after the Company files its annual report on Form 10-K for the last fiscal year in the performance period defined below in Section 4(b), or shall vest in their entirety upon the earlier occurrence of a Change of Control. Upon the release of the Performance Shares from the Restrictions (except if receipt of the Performance Shares is deferred as provided in Section 5), the Participant shall be paid the value of his or her account in the form of Common Stock. No fractional shares of Common Stock will be issued. If the calculation of the number of shares of Common Stock to be issued results in fractional shares, then the number of shares of Common Stock will be rounded up to the nearest whole share of Common Stock.

(b) The Committee, in its sole discretion, has established target performance goals based on the Company’s Relative Total Shareholder Return (“RTSR Targets”), which will be measured over a three (3)-fiscal year “performance period” commencing on [Date] through [Date]. The Committee, in its sole discretion, shall define a peer group of companies (the “Comparator Group”), either within or without the Company’s industry, against which the Company’s Total Shareholder Return will be compared to determine Relative Total Shareholder Return (“RTSR”). The Comparator Group shall be identified as soon as practicable on or after the date of this Agreement (but in no event later than 90 days after the beginning of the performance period).1 The Comparator Group, the RTSR Targets or the Performance Shares award may be adjusted by the Committee from time to time, in its sole discretion, to the extent necessary in order to reflect a change in corporate capitalization, such as a stock split or dividend, or a corporate transaction, such as any merger, consolidation, separation (including a spinoff or other distribution of stock or property by the Company), reorganization, or any partial or complete liquidation by the Company, as provided by Sections 10(b) or 10(c) of the Plan, to take account of events such as mergers, consolidations, dispositions, separations (including any spinoffs or other distributions of stock or property), reorganizations, bankruptcies, any partial or complete liquidations, changes in corporate capitalization (such as stock splits or dividends) and other significant business changes affecting any member of the Comparator Group, or to take account of any other items described in Section 9(b) of the Plan; provided, however, that to the extent that any such adjustments affect awards to “covered employees” (as such term is defined in Section 162(m) of the Code), they shall be prescribed in a manner that strives to meet the requirements of Section 162(m) of the Code. Any adjustment to the RTSR calculation to account for changes in the Comparator Group, including changes in the capitalization of Comparator Group companies (due to stock splits, mergers, spin-offs, etc. of the Comparator Group companies), will be made at the sole discretion of the Committee.

Based on the Company’s level of achievement of the designated RTSR Targets, the Restrictions shall cease to apply to the Performance Shares or the Performance Shares shall be forfeited, according to the following schedule:

Vesting of Performance Shares based on Achievement of RTSR Targets

Relative Total Shareholder Return: Company Performance Percentile	Percentage of Target Award Vested
>75th Percentile	150%
>68.75, but < 75	125
>62.5, but <68.75	100
>56.5, but < 62.5	75
>50, but < 56.5	50
<50	0

The Committee shall have sole discretion to determine which RTSR Target has been achieved (if any) and whether the Restrictions shall be released from any or all of the Performance Shares. The Committee’s determinations pursuant to the exercise of discretion with respect to all matters described in this paragraph shall be final and binding on the Participant.

(c) Upon the termination of the Participant’s employment by reason of Disability or death, the Performance Shares held by such Participant or his or her designated beneficiary (as applicable) shall continue to vest at the time and in the amounts (if any) set forth pursuant to paragraph (a) of this Section 4, and Common Stock that is distributed on account of Performance Shares that become vested (if any) shall be distributed to the Participant or his or her designated beneficiary (as applicable) subject to Section 6, below.

(d) Upon the termination of the Participant’s employment by reason of Retirement, the Performance Shares shall cease to apply on a pro-rata basis pursuant to the Company’s pro-rata vesting policy in effect at the time of Retirement; provided further, that in the case of Retirement, the maximum number of Performance Shares that may vest shall be that number, if any, that would have vested as set forth in Section 4(b) above following the Participant’s Retirement on the basis of the degree to which the RTSR Target has been achieved.

(e) Upon the termination of the Participant’s employment for any reason other than Disability, death or Retirement, the Performance Shares shall be forfeited by the Participant to the Company; provided that, for Participants (i) covered under the Executive Severance Policy or (ii) who are parties to an employment agreement with the Company or a Subsidiary of the Company, in the case of termination of employment without Cause or resignation for Good Reason (as defined in the applicable employment agreement), these Performance Shares will be treated under such policy or employment agreement; provided further, that in the case of either (i) or (ii) above, the maximum number of Performance Shares that may vest shall be that pro-rated number, if any, that would have vested as set forth in Section 4(b) above following such termination on the basis of the degree to which the RTSR Target has been achieved.

5. Deferral. The Committee has the right to determine, in its sole discretion, whether and in what manner Participants shall be permitted to elect to defer the receipt of a distribution of Common Stock in respect of the Performance Shares under a deferral plan of the Company, in which case, after the Restrictions are released, the Performance Shares would remain as stock equivalent units in the Participant’s account. Stock equivalent units held in the Participant’s account pursuant to this Section 5 shall accrue dividend equivalents that will be credited in the form of additional stock equivalent units to the Participant’s account, based on the Fair Market Value of Common Stock on the date the dividend is issued. At the end of the deferral period, all stock equivalent units will be converted and distributed to the Participant in the form of Common Stock. No fractional shares of Common Stock will be issued. If the calculation of the number of shares of Common Stock to be issued results in fractional shares, then the number of shares of Common Stock will be rounded up to the nearest whole share of Common Stock.

6. Designation of Beneficiary. The Participant may designate a beneficiary or beneficiaries to whom, along with all other grants or awards made to the Participant under the Plan, unvested Performance Shares or Common Stock that is distributed on account of Performance Shares that become vested following the Participant’s death shall be transferred. A Participant shall designate his or her beneficiary by executing the “2002 Stock Incentive Plan Beneficiary Designation and Spousal Consent Form” and returning it to the Corporate Secretary. Any form so submitted shall replace, in respect of all grants or awards made to the Participant under the Plan, any previous version of the same form the Participant may have submitted to the Corporate Secretary. A Participant shall have the right to change his or her beneficiary from time to time by executing a subsequent “2002 Stock Incentive Plan Beneficiary Designation and Spousal Consent Form” and otherwise complying with the terms of such form and the Committee’s rules and procedures, as in effect from time to time. The Committee shall be entitled to rely on the last “2002 Stock Incentive Plan Beneficiary Designation and Spousal Consent Form” submitted by the Participant, and accepted by the Corporate Secretary, prior to such Participant’s death. In the absence of such designation of beneficiary, unvested Performance Shares or Common Stock that is distributed on account of Performance Shares that become vested following the Participant’s death will be transferred to the Participant’s surviving spouse, or if none, to the Participant’s estate. If the Committee has any doubt as to the proper beneficiary, the Committee shall have the right, exercisable in its sole discretion, to withhold such payments until this matter is resolved to the Committee’s satisfaction.

7. Taxes. The Company may, in its discretion, make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to the vesting of any Performance Shares or the distribution of Common Stock on account of the vesting of any Performance Shares, including, but not limited to, withholding shares of Common Stock granted under this Agreement equal in value to such withholding taxes, deducting the amount of such withholding taxes from any other amount then or thereafter payable to the Participant, or requiring the Participant or the beneficiary or legal representative of the Participant to pay in cash to the Company the amount required to be withheld or to execute such documents as the Company deems necessary or desirable to enable it to satisfy its withholding obligations.

8. Repayment/Forfeiture for Misconduct. This Section 8 will apply if: (i) the Company restates any Company financial report that, due to misconduct as determined by the Committee, was materially noncompliant with the securities laws when filed; and (ii) the Participant is a Section 16 Person.

(a) If, in the Committee’s opinion, the Participant knowingly or with gross negligence engaged in the misconduct described above, the Participant shall repay Del Monte any amounts received by the Participant under this Agreement and any outstanding portion of the grant will be cancelled.

(b) If, in the Committee’s opinion, the Participant did not engage in the misconduct described above, the Committee shall determine, in its sole discretion in order to correct any unjust enrichment, if any portion of the amounts described in Paragraph 8(a) are subject to repayment by the Participant by any legally permitted means that the Committee deems appropriate.

9. No Special Rights; No Right to Future Awards. Nothing contained in this Agreement shall confer upon any Participant any right with respect to the continuation of his or her service with the Company, or any right to receive any other grant, bonus, or other award.

10. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Corporate Secretary, at One Market @ the Landmark, San Francisco, CA 94105, or at such other address as the Company may hereafter designate in writing.

11. Other Benefits. The benefits provided to the Participant pursuant to this Agreement are in addition to any other benefits available to such Participant under any other plan or program of the Company. The Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided.

12. Plan Governs. This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms and phrases used and not defined in this Agreement shall have the meaning set forth in the Plan.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its principles of conflicts of laws.

14. Committee Authority. The Committee shall have all discretion, power, and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company, and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

15. Captions. The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

16. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

17. Definitions. For purposes of this Agreement, words and phrases bearing initial capital letters shall have the meanings assigned in the Plan, and the following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

(a) “Restrictions” means those restrictions on the Performance Shares set forth in Section 3.

(b) “Relative Total Shareholder Return” means the percentile ranking for the Company’s Total Shareholder Return (TSR) as compared to the TSR of the companies in the Comparator Group.

(c) “Total Shareholder Return” means, for the stock of the Company or any stock of a Comparator Group company, the number determined by (1) subtracting the average of the closing prices or, for days on which no trading occurred, the last bid prices for each business day during [insert May month (including specifying applicable year) following date of grant] on the stock’s principal exchange or national over-the-counter market quotation system (the “Average Closing Price”) from the sum of (x) the Average Closing Price of that stock for [insert April month (including specifying applicable year) of the last year of performance period] (adjusted for stock splits, recapitalizations, or similar events) and (y) all dividends paid between the first day of the first specified month and the last day of the second specified calendar month and (2) dividing the result obtained in step (1) by the Average Closing Price for the first specified calendar month.

DEL MONTE FOODS COMPANY		PARTICIPANT

By:
Title:	Vice President, Compensation & Benefits	EMPLOYEE NAME

[1]

Comparator Group: Archer Daniels Midland Company, Bunge Limited, Campbell Soup Company, ConAgra Foods, Inc., Dean Foods, Diamond Foods Inc., Fresh Del Monte Produce, Inc., Flowers Foods, Inc., General Mills, Inc., H.J. Heinz Company, Hershey Foods Corporation, Hormel Foods Corporation, Kellogg Company, Kraft Foods, Inc., Lance Inc., McCormick & Company, Inc., Pilgrim’s Pride Corporation, Sara Lee Corporation, Smithfield Foods, Inc., J.M. Smucker Company, Tyson Foods, Inc., and WM Wrigley Jr. Company.